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                                                                    EXHIBIT 23.2


                                August 6, 1998



Excel Realty Trust, Inc.
16955 Via Del Campo, Suite 110
San Diego, CA 92127


Dear Sirs:

     We hereby consent to the use of our opinion letter to the Board of Directors of Excel Realty Trust, Inc. included as Annex VI to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of ERT Merger Sub, Inc., a wholly-owned subsidiary of Excel Realty Trust, Inc., with and into New Plan Realty Trust with New Plan Realty Trust surviving as a wholly-owned subsidiary of Excel Realty Trust, Inc., and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary - Reasons for the Merger; Recommendations of the Boards - Opinion of Excel's Financial Advisor," "The Merger - Background of the Merger," "The Merger - Excel's Reasons for the Merger; Positive and Negative Factors Considered" and "The Merger - Opinion of Financial Advisor to Excel Board." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              PRUDENTIAL SECURITIES INCORPORATED


                              By: /s/ Prudential Securities Incorporated
                                 ---------------------------------------
                                   Managing Director


August 10, 1998